UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

OUTDOOR CHANNEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-17287	33-0074499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

43445 Business Park Drive, Suite 103

Temecula, California 92590

(Address of principal executive offices, including zip code)

(951) 699-6991

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On May 31, 2007, the board of directors of Outdoor Channel Holdings, Inc. (the “Company”) voted to terminate the Company’s Non-Employee Director Stock Option Plan (the “Plan”).  Pursuant to the Plan, a grant of a non-statutory stock option to purchase up to 125,000 shares of the Company’s common stock was automatically awarded to each eligible non-employee director of the Company upon such director’s initial appointment to the Company’s board of directors.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On June 1, 2007, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that Ajit M. Dalvi, David D. Kinley, and Michael L. Pandzik have been appointed to the Company’s board of directors effective immediately.  All of the new directors will serve on the Company’s Nominating and Corporate Governance Committee, and Mr. Kinley will serve as the chair of such committee. Messrs. Dalvi and Pandzik will serve on the Company’s Compensation Committee, and Mr. Pandzik will serve as the chair of such committee. Mr. Kinley will also serve on the Audit Committee.

Mr. Dalvi, 64, has worked as an independent business consultant and as a senior advisor to several corporations in the cable television and broadband industries since June 1999.  From February 1982 to June 1999, Mr. Dalvi was a Senior Vice President of Cox Communications, Inc., a cable Multiple Service Operator.  Mr. Dalvi also serves as a director of Scientific Learning Corporation, a developer of neuroscience based products designed to improve the reading skills of K-12 children, and is a member of its Audit and Research Committees. Previously, Mr. Dalvi served as a director of iVillage until the company was sold to NBC Universal, as well as on the boards of cable industry trade organizations Cable Television Marketing Association (CTAM), Cable Advertising Bureau (CAB) and CTAM Educational Foundation.  Mr. Dalvi received a B.A. from the Bombay University and an M.B.A. from the Indian Institute of Management, Ahemedabad.

Mr. Kinley, 65, has been president of Kinley & Associates, a specialized cable television industry consulting firm since 1986.  From 1986 to 2000, Mr. Kinley founded and served as the chief executive and chief financial officer of Sun Country Cable.  In 1998, he was elected to the board of directors of the National Cable Television Cooperative (NCTC), the nation’s largest cable programming purchasing organization and served two terms as its chairman from 1998 to 2004.  In 1993, Mr. Kinley established the Small Cable Business Association (now known as the American Cable Association), a grass-roots lobbying group of small cable television companies nationwide, and served as its chairman until 1997, as well as on the executive committee until 2003.  Previously, Mr. Kinley served in senior management positions at various cable television companies including: executive vice president, chief operating officer and director of Northland Cable Television from 1983 to 1985; senior vice president for Viacom Cable from 1980 to 1983; and senior vice president and vice president at American Television & Communications (now Time Warner Cable) from 1976 to 1980.  Prior to working directly at cable companies, Mr. Kinley was the FCC’s primary regulator of the cable television industry serving as chief of the cable television bureau from 1973 to 1976.  Mr. Kinley earned his B.A., graduating summa cum laude, from Principia College and received his J.D. from Harvard Law School.

Mr. Pandzik, 61, is widely recognized as the founding president of the National Cable Television Cooperative (NCTC), having served in this role from inception in late 1984 until 2005.  During this time, Mr. Pandzik also served on the board of C-SPAN for nearly 10 years.  Previously, Mr. Pandzik served HBO as director of new business development in the network’s New York City office from 1982 to 1984 and as regional director in the Kansas City sales and marketing office from 1978 to 1982.  Prior to that, Mr. Pandzik was with Hallmark Cards as a TV director for the company’s Crown Center project in Kansas City.  Mr. Pandzik holds a B.S. from the University of Nebraska and a M.S. from Kansas University.

Concurrent with these appointments, Elizabeth J. Sanderson and Jerry R. Berglund resigned from the Company’s board of directors to pursue other personal endeavors.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTDOOR CHANNEL HOLDINGS, INC.

By:	/s/ Thomas E. Hornish
Thomas E. Hornish
COO/General Counsel

Date:  June 1, 2007